As filed with the Securities and Exchange Commission on August 6, 2018

Registration No. 333-226395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CITIUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	8731	27-3425913
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

11 Commerce Drive, First Floor

Cranford, New Jersey 07016

(908) 967-6677

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Myron Holubiak

President and Chief Executive Officer

11 Commerce Drive, First Floor

Cranford, New Jersey 07016

(908) 967-6677

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Alexander M. Donaldson Lorna A. Knick Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 (919) 781-4000	Oded Har-Even Robert V. Condon III Zysman, Aharoni, Gayer and Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (2)
Units, each unit consisting of one share of common stock, par value $0.001 per share, and one common warrant to purchase one share of common stock (3)	$11,500,000	$1,431.75
(i) Common stock included in the units (4)	--	--
(ii) Common warrants included in the units (4)	--	--
Pre-funded units, each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock and one common warrant to purchase one share of common stock (3)	$11,385,000	$1,417.43
(i) Pre-funded warrants included in the pre-funded units (4)	--	--
(ii) Common warrants included in the pre-funded units (4)	--	--
Shares of common stock underlying common warrants included in the units and the pre-funded units (3)	$23,000,000	$2,863.50
Shares of common stock underlying pre-funded warrants included in the pre-funded units (3)	$115,000	$14.32
Underwriter’s warrants to purchase common stock (5)	--	--
Common stock issuable upon exercise of the underwriter’s warrants (6)	$1,006,250	$125.28
Total	$47,006,250	$5,852.28	(7)

(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes securities subject to the underwriter’s option to purchase additional securities.

(2)	Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may, from time to time, become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	The proposed maximum aggregate offering price of the units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded units offered and sold in the offering, and as such the proposed maximum aggregate offering price of the units and pre-funded units (including the common stock issuable upon exercise of the pre-funded warrants included in the pre-funded units), if any, is $11,500,000.

(4)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

(5)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(6)	Represents warrants to purchase a number of shares of common stock equal to 7.0% of the number of shares of common stock (i) included within the units and (ii) issuable upon the exercise of the pre-funded warrants included within the pre-funded units placed in this offering at an exercise price equal to 125% of the offering price per unit (excluding any shares of common stock underlying the common warrants included in the units and the pre-funded units sold in this offering).

(7)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 6, 2018

PRELIMINARY PROSPECTUS

Up to 4,434,590 Units (each Unit contains one Share of Common Stock and one Common Warrant to purchase one Share of Common Stock)

Up to 4,434,590 Pre-funded Units (each Pre-funded Unit contains one Pre-funded Warrant to

Purchase one Share of Common Stock and one Common Warrant to purchase one Share of Common Stock)

4,434,590 Shares of Common Stock Underlying the Pre-funded Warrants and

4,434,590 Shares of Common Stock Underlying the Common Warrants

We are offering up to 4,434,590 units (each unit consisting of one share of our common stock and one common warrant to purchase one share of our common stock). Each common warrant contained in a unit has an exercise price of $                per share. The common warrants contained in the units will be exercisable immediately and will expire five years from the date of issuance. We are also offering the shares of our common stock that are issuable from time to time upon exercise of the common warrants contained in the units.

We are also offering to each purchaser whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded units (each pre-funded unit consisting of one pre-funded warrant to purchase one share of our common stock and one common warrant to purchase one share of our common stock) in lieu of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock (or at the election of the purchaser, 9.99%). Each pre-funded warrant contained in a pre-funded unit will be exercisable for one share of our common stock. The purchase price of each pre-funded unit will equal the price per unit being sold to the public in this offering minus $0.01, and the exercise price of each pre-funded warrant included in the pre-funded unit will be $0.01 per share. The pre-funded warrants contained in the pre-funded units will be exercisable immediately and may be exercised at any time until the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants contained in the pre-funded units sold in this offering. Each common warrant contained in a pre-funded unit has an exercise price of $                per share. The common warrants contained in the pre-funded units will be exercisable immediately and will expire five years from the date of issuance. We are also offering the shares of our common stock that are issuable from time to time upon exercise of the common warrants contained in the pre-funded units.

For each pre-funded unit we sell, the number of units we are offering will be decreased on a one-for-one basis. Units and the pre-funded units will not be issued or certificated. The shares of common stock or pre-funded warrants, as the case may be, and the common warrants can only be purchased together in this offering but the securities contained in the units or pre-funded units will be issued separately.

At least one of our directors has indicated an interest in purchasing up to approximately $2,000,000 worth of units in this offering at the public offering price and other directors may do so as well. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter may sell more, less or no units in this offering to any of these persons, or any of these persons may determine to purchase more, less or no units in this offering. The underwriter will receive the same underwriting discounts and commissions and other compensation on any units purchased by these persons as they will on any other units sold to the public in this offering.

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “CTXR”. On August 2, 2018, the closing price of our common stock on the Nasdaq Capital Market was $2.255. We do not intend to apply for listing of the common warrants or pre-funded warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the common warrants or pre-funded warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the common warrants and pre-funded warrants will be limited. We have assumed a public offering price of $2.255 per unit, the closing price for our common stock as reported on the Nasdaq Capital Market on August 2, 2018, and $2.245 per pre-funded unit. The actual offering price per unit or pre-funded unit, as the case may be, will be negotiated between us and the underwriter based on the trading of our common stock prior to the offering, among other things, and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in our securities.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$
Underwriting discounts and commissions (1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)	We have agreed to reimburse the underwriter for certain of its expenses and to issue the underwriter warrants to purchase our common stock. See “Underwriting” on page 27 of this prospectus for a description of the additional compensation to be received by the underwriter.

We have granted the underwriter the option to purchase up to 665,188 additional shares of common stock at a purchase price of $               per share and/or common warrants to purchase up to an aggregate of 665,188 shares of common stock at a purchase price of $0.01 per common warrant with an exercise price of $                per share, less the underwriting discounts and commissions. The underwriter may exercise its option at any time within 30 days from the date of this prospectus. If the underwriter exercises the option in full, the total underwriting discounts and commissions payable by us will be $               , and the total proceeds to us, before expenses, will be $                 .

The underwriter expects to deliver the securities to purchasers on or about                  , 2018.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

 H.C. Wainwright & Co.

The date of this prospectus is                     , 2018.

You should read this prospectus, including the information incorporated by reference herein, and any related free writing prospectus that we have authorized for use in connection with this offering.

You should rely only on the information that we have included or incorporated by reference in this prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not authorized any underwriter, dealer or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

You should not assume that the information contained in this prospectus or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein or therein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any related free writing prospectus is delivered, or securities are sold, on a later date.

This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Unless the context indicates otherwise, as used in this prospectus, the terms “Citius,” “we,” “us,” “our,” “the Company,” “our company” and “our business” refer to Citius Pharmaceuticals, Inc.

We own or have rights to various U.S. federal trademark registrations and applications, and unregistered trademarks and servicemarks, including Mino-Lok®. All other trade names, trademarks and service marks appearing in this prospectus are the property of their respective owners. We have assumed that the reader understands that all such terms are source-indicating. Accordingly, such terms, when first mentioned in this prospectus, appear with the trade name, trademark or service mark notice and then throughout the remainder of this prospectus without trade name, trademark or service mark notices for convenience only and should not be construed as being used in a descriptive or generic sense.

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PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus or incorporated herein by reference. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 8, and the consolidated financial statements and related notes incorporated by reference into this prospectus.

Company Overview

Citius Pharmaceuticals, Inc., headquartered in Cranford, New Jersey, is a specialty pharmaceutical company dedicated to the development and commercialization of critical care products addressing important medical needs with a focus on anti-infective products in adjunct cancer care and unique prescription products. Our goal is to achieve leading market positions by providing therapeutic products that address unmet medical needs, yet have a lower development risk than new chemical entities usually have. New formulations of previously approved drugs targeting new indications with substantial safety and efficacy data are a core focus. We seek to reduce development and clinical risks associated with drug development, yet still focus on innovative applications. Our strategy centers on products that have intellectual property and regulatory exclusivity protection, while providing competitive advantages over other existing therapeutic approaches.

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, and raising capital. We are developing two proprietary products: Mino-Lok®, an antibiotic lock solution used to treat patients with catheter related bloodstream infections (“CRBSIs”) by salvaging the infected catheter and avoiding costly and discomforting catheter exchange, and a corticosteroid-lidocaine topical formulation that is intended to provide anti-inflammatory and anesthetic relief to persons suffering from hemorrhoids. We believe these unique markets for our products are large, growing, and underserved by the current prescription products or procedures.

Mino-Lok®

Mino-Lok is a patented solution containing minocycline, disodium ethylenediaminetetraacetic acid (edetate), and ethyl alcohol, all of which act synergistically to treat biofilm encrusted pathogens and salvage infected central venous catheters (“CVCs”) in patients with CRBSIs. Mino-Lok breaks down biofilm barriers formed by bacterial colonies, eradicates the bacteria, and provides anti-clotting properties to maintain patency in CVCs.

The administration of Mino-Lok consists of filling the lumen of the catheter with 0.8 ml to 2.0 ml of Mino-Lok solution. The catheter is then “locked”, meaning that the solution remains in the catheter without flowing into the vein; the lock is maintained for a dwell-time of two hours while the catheter is not in use. If the catheter has multiple lumens, all lumens may be locked with the Mino-Lok solution either simultaneously or sequentially. If patients are receiving continuous infusion therapy, the catheters alternate between being locked with the Mino-Lok solution and delivering therapy. The Mino-Lok therapy is designed to be administered for two hours per day for at least five days, usually with two additional locks in the subsequent two weeks. After locking the catheter for two hours, the Mino-Lok solution is aspirated, and the catheter is flushed with normal saline. At that time, either the infusion will be continued, or will be locked with the standard-of-care lock solution until further use of the catheter is required. In a clinical study conducted by MD Anderson Cancer Center (“MDACC”), there were no serum levels of either minocycline or edetate detected in the sera of several patients who underwent daily catheter lock solution with minocycline and edetate (“M-EDTA”) at the concentration level proposed in Mino-Lok treatment. Thus, it has been demonstrated that the amount of either minocycline or edetate that leaks into the serum is very low or none at all.

Phase 2b Results

From April 2013 to July 2014, 30 patients with CVC-related bloodstream infection were enrolled at MDACC in a prospective Phase 2b study. Patients received Mino-Lok therapy for two hours once daily for a minimum of five days within the first week followed by two additional locks within the next two weeks. Patients were followed for one month post lock therapy. Demographic information, clinical characteristics, laboratory data, therapy, as well as adverse events and outcome were collected for each patient. Median age at diagnosis was 56 years (range: 21-73 years). In all patients, prior to the use of lock therapy, systemic treatment with a culture-directed, first-line intravenous antibiotic was started. Microbiological eradication was achieved at the end of therapy in all cases. None of the patients experienced any serious adverse event related to the lock therapy.

The active arm, which is the Mino-Lok treated group of patients, was then compared to 60 patients in a matched cohort that experienced removal and replacement of their CVCs within the same contemporaneous timeframe. The patients were matched for cancer type, infecting organism, and level of neutropenia. All patients were cancer patients and treated at the MDACC. The efficacy of Mino-Lok therapy was 100% in salvaging CVCs, demonstrating equal effectiveness of a salvaged CVC to removing the infected CVC and replacing with a new catheter.

The main purpose of the study was to show that Mino-Lok therapy was at least as effective as the removal and replacement of CVCs when CRBSIs are present, and that the safety was better, that is, the complications of removing an infected catheter and replacing with a new one could be avoided. In addition to having a 100% efficacy rate with all CVCs being salvaged, Mino-Lok therapy had no significant adverse events (“SAEs”), compared to an 18% SAE rate in the matched cohort where patients had the infected CVCs removed and replaced (“R&R”) with a fresh catheter. There were no overall complication rates in the Mino-Lok arm group compared to 11 patients with events (18%) in the control group. These events included bacterial relapse (5%) at four (4) weeks post-intervention, and a number of complications associated with mechanical manipulation in the removal or replacement procedure for the catheter (10%) or development of deep seated infections such as septic thrombophlebitis and osteomyelitis (8%). As footnoted, six (6) patients had more than one (1) complication in the control arm group.

Parameter	Mino-Lok Arm		Control Arm
	N	(%)	N		(%)
Patients	30	(100%)	60		(100%)
Cancer type
- Hematologic	20	(67)	48		(80)
- Solid tumor	10	(33)	12		(20)
ICU Admission	4	(13)	4		(7)
Mech.Ventilator	3	(10)	0		(0)
Bacteremia
- Gram+	17	(57)*	32		(53)
- Gram-	14	(47)*	28		(47)
Neutropenia (<500)	19	(63)	36		(60)
Microbiologic Eradication	30	(100)	60		(100)
- Relapse	0	(0)	3		(5)
Complications	0	(0)	8		(13)
SAEs related R&R	0	(0)	6		(10)
Overall Complication Rate	0	(0%)	11	**	(18%)

*	1 Polymicrobial patient had a Gram+ and a Gram- organism cultured
**	6 Patients had > 1 complication

Source: Dr. Issam Raad, Antimicrobial Agents and Chemotherapy, June 2016, Vol. 60 No. 6, Page 3429

Phase 3 Initiation

In November 2016, the Company initiated site recruitment for Phase 3 clinical trials. From initiation through first quarter 2017, the Company received input from several sites related to the control arm as being less than standard of care for some of the respective institutions. The Company worked closely with the United States Food and Drug Administration (“FDA”) with respect to the design of the Phase 3 trial, and received feedback on August 17, 2017. The FDA stated that they recognized that there is an unmet medical need in salvaging infected catheters and agreed that an open label, superiority design would address the Company’s concerns and would be acceptable to meet the requirements of a new drug application (“NDA”). The Company amended the Phase 3 study design to remove the saline and heparin placebo control arm and to use an active control arm that conforms with today’s current standard of care. Patient enrollment commenced in February 2018.

The Mino-Lok Phase 3 Trial is planned to enroll 700 patients in 50 participating institutions, all located in the U.S. There will be interim analyses at the 50% and 75% point of the trial as measured by the number of patients treated. As of mid-July 2018, there are 12 active sites currently enrolling patients including such academic centers as MD Anderson Cancer Center, Henry Ford Health Center, Georgetown University Medical Center, University of Chicago, and others. There are 13 additional well renowned medical centers in startup mode. When these study centers are activated, site recruitment will have reached 50% of the target institutions planned; and, there are another 13 centers in feasibility stage. We expect to have all 50 sites activated in the third quarter of 2018.

Fast Track Designation

In October 2017, the Company received official notice from FDA that the investigational program for Mino-Lok® was granted “Fast Track” status. Fast Track is a designation that expedites FDA review to facilitate development of drugs which treat a serious or life-threatening condition and fill an unmet medical need. A drug that receives Fast Track designation is eligible for the following:

●	More frequent meetings with FDA to discuss the drug’s development plan and ensure collection of appropriate data needed to support drug approval;

●	More frequent written correspondence from FDA about the design of the clinical trials;

●	Priority review to shorten the FDA review process for a new drug from ten months to six months; and,

●	Rolling Review, which means Citius can submit completed sections of its NDA for review by FDA, rather than waiting until every section of the application is completed before the entire application can be reviewed.

Mino-Lok® International Study

In October 2017, data from an international study on Mino Lok® was presented at the Infectious Disease Conference, in San Diego, California. The 44 patient study was conducted in Brazil, Lebanon, and Japan and showed Mino Lok® therapy was an effective intervention to salvage long term, infected CVCs in CRBSI in patients who had cancer with limited vascular access. This study showed 95% effectiveness for Mino-Lok therapy in achieving microbiological eradication of the CVCs as compared to 83% for the control. The single failure in the Mino-Lok arm was due to a patient with Burkholderia cepacia that was resistant to all antibiotics tested.

Stability Patent Application for Mino-Lok®

In July 2018, the Company received notice from the MD Anderson Cancer Center that the US Patent and Trademark Office (“USPTO”) has reviewed and examined the patent application US 2017/051373 A1 and that it is allowed for issuance as a patent. The new invention overcomes limitations in mixing antimicrobial solutions in which components have precipitated because of physical and/or chemical factors, thus limiting the stability of the post-mix solutions.

Citius holds the exclusive worldwide license which provides access to this patented technology for development and commercialization of Mino-Lok.

Hydro-Lido

Overview

Hydro-Lido (“CITI-001”) is a topical formulation of hydrocortisone and lidocaine that is intended for the treatment of hemorrhoids. To our knowledge, there are currently no FDA-approved prescription drug products for the treatment of hemorrhoids. Some physicians are known to prescribe topical steroids for the treatment of hemorrhoids. In addition, there are various strengths of topical combination prescription products containing hydrocortisone along with lidocaine or pramoxine, each a topical anesthetic, that are prescribed by physicians for the treatment of hemorrhoids. These products contain drugs that were in use prior to the start of the Drug Efficacy Study Implementation (“DESI”) program and are commonly referred to as DESI drugs. However, none of these single-agent or combination prescription products have been clinically evaluated for safety and efficacy and approved by the FDA for the treatment of hemorrhoids. Further, many hemorrhoid patients use over the counter (“OTC”) products as their first line therapy. OTC products contain any one of several active ingredients including glycerin, phenylephrine, pramoxine, white petrolatum, shark liver oil and/or witch hazel, for symptomatic relief.

Development of Hemorrhoids Drugs

Hemorrhoids are a common gastrointestinal disorder, characterized by anal itching, pain, swelling, tenderness, bleeding and difficulty defecating. In the U.S., hemorrhoids affect nearly 5% of the population, with approximately 10 million persons annually admitting to having symptoms of hemorrhoidal disease. Of these persons, approximately one third visit a physician for evaluation and treatment of their hemorrhoids. The data also indicate that for both sexes a peak of prevalence occurs from age 45 to 65 years with a subsequent decrease after age 65 years. Caucasian populations are affected significantly more frequently than African Americans, and increased prevalence rates are associated with higher socioeconomic status in men but not women. Development of hemorrhoids before age 20 is unusual. In addition, between 50% and 90% of the general U.S., Canadian and European population will experience hemorrhoidal disease at least once in life. Although hemorrhoids and other anorectal diseases are not life-threatening, individual patients can suffer from agonizing symptoms which can limit social activities and have a negative impact on the quality of life.

Hemorrhoids are defined as internal or external according to their position relative to the dentate line. Classification is important for selecting the optimal treatment for an individual patient. Accordingly, physicians use the following grading system referred to as the Goligher’s classification of internal hemorrhoids:

Grade I	Hemorrhoids not prolapsed but bleeding.

Grade II	Hemorrhoids prolapse and reduce spontaneously with or without bleeding.

Grade III	Prolapsed hemorrhoids that require reduction manually.

Grade IV	Prolapsed and cannot be reduced including both internal and external hemorrhoids that are confluent from skin tag to inner anal canal.

Development Activities to Date

In the fall of 2015, we completed dosing patients in a double-blind dose ranging placebo controlled Phase 2 study where six different formulations containing hydrocortisone and lidocaine in various strengths were tested against the vehicle control. The objectives of this study were to: 1) demonstrate the safety and efficacy of the formulations when applied twice daily for two weeks in subjects with Grade I or II hemorrhoids and 2) assess the potential contribution of lidocaine hydrochloride and hydrocortisone acetate, alone or in combination for the treatment of symptoms of Goligher’s Classification Grade I or II hemorrhoids.

In March 2018, we announced that we are selecting a higher potency corticosteroid in our steroid/anesthetic topical formulation program for the treatment of hemorrhoids. The original topical preparation, CITI-001, was a combination of hydrocortisone acetate and lidocaine hydrochloride. The new formulation, CITI-002, which we refer to as Halo-Lido, will combine lidocaine with the higher potency corticosteroid for symptomatic relief of the pain and discomfort of hemorrhoids.

We held a Type C meeting with the FDA in December 2017 to discuss the results of the Phase 2a study and to obtain the FDA’s view on development plans to support the potential formulation change for the planned Phase 2b study. We also requested the FDA’s feedback on our Phase 2b study design, including target patient population, inclusion/exclusion criteria, and efficacy endpoints. The pre-clinical and clinical development programs for CITI-002 are planned to be similar to those conducted for the development of CITI-001 to support the design for a planned Phase 3 clinical trial.

Corporate Information

The Company was founded as Citius Pharmaceuticals, LLC, a Massachusetts limited liability company, on January 23, 2007. On September 12, 2014, Citius Pharmaceuticals, LLC entered into a Share Exchange and Reorganization Agreement, with Citius Pharmaceuticals, Inc. (formerly Trail One, Inc.), a publicly traded company incorporated under the laws of the State of Nevada (the “Reverse Acquisition”). Citius Pharmaceuticals, LLC became a wholly-owned subsidiary of Citius. On March 30, 2016, Citius acquired Leonard-Meron Biosciences, Inc. (“LMB”) as a wholly-owned subsidiary. LMB was a pharmaceutical company focused on the development and commercialization of critical care products with a concentration on anti-infectives.

The Company’s principal executive offices are located at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016 and its telephone number is (908) 976-6677.

THE OFFERING

Units offered by us	Up to 4,434,590 units, each consisting of one share of our common stock and one common warrant to purchase one share of our common stock.

Pre-funded units offered by us	We are also offering to each purchaser whose purchase of units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded units (each pre-funded unit consisting of one pre-funded warrant to purchase one share of our common stock and one common warrant to purchase one share of our common stock) in lieu of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock (or, at the election of the purchaser, 9.99%). The purchase price of each pre-funded unit will equal the price at which the units are being sold to the public in this offering, minus $0.01, and the exercise price of each pre-funded warrant included in each pre-funded unit will be $0.01 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded unit we sell, the number of units we are offering will be decreased on a one-for-one basis. Because we will issue a common warrant as part of each unit or pre-funded unit, the number of common warrants sold in this offering will not change as a result of a change in the mix of the units and pre-funded units sold.

Common warrants offered by us	Common warrants to purchase an aggregate of 4,434,590 shares of our common stock. Each unit and each pre-funded unit includes a common warrant to purchase one share of our common stock. Each common warrant will have an exercise price of $ per share, will be immediately separable from the common stock or pre-funded warrant, as the case may be, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date, at which point it will automatically be exercised on a cashless basis. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.

Option to purchase additional securities	The underwriter has the option to purchase up to 665,188 additional shares of common stock at a purchase price of $ per share and/or common warrants to purchase up to an aggregate of 665,188 shares of common stock at a purchase price of $0.01 per common warrant with an exercise price of $ per share, less underwriting discounts and commissions. The underwriter can exercise this option at any time within 30 days from the date of this prospectus.

Common stock to be outstanding immediately after this offering (1)	15,111,812 shares (assuming no exercise of the underwriter’s option to purchase additional securities, assuming no sale of any pre-funded units and assuming none of the common warrants issued in this offering are exercised).

Public offering price	The assumed public offering price is $2.255 per unit and $2.245 per pre-funded unit, which is based on the closing price for our common stock as reported on the Nasdaq Capital Market on August 2, 2018. The actual offering price per each unit and pre-funded unit will be negotiated between us and the underwriter based on the trading of our common stock prior to the offering, among other things, and may be at a discount to the current market price.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $8,800,000, after deducting the underwriter discounts and commissions and estimated offering expenses payable by us. We intend to use substantially all of the net proceeds from this offering primarily towards the research and development of our product candidates and the remainder for capital expenditures, working capital and other general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Underwriter warrants	The registration statement of which this prospectus is a part also registers for sale warrants to purchase up to 356,985 shares of our common stock to the underwriter as a portion of its compensation payable in connection with this offering. The warrants will be exercisable during a period commencing at six months from the effective date of the offering and ending five years from the effective date of the offering at an exercise price equal to 125% of the public offering price of the common stock. Please see “Underwriting – Underwriter Warrants” for a description of these warrants.

Risk Factors	An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus and the similarly titled sections in the documents incorporated by reference into this prospectus.

NASDAQ Capital Market trading symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “CTXR.” We do not intend to apply for listing of the common warrants or pre-funded warrants on any securities exchange or other nationally recognized trading system. There is no established public trading market for the common warrants or pre-funded warrants, and we do not expect a market to develop. Without an active trading market, the liquidity of the common warrants and pre-funded warrants will be limited.

(1)	The number of shares of our common stock that will be outstanding immediately after this offering is based on 10,677,222 shares of our common stock outstanding as of June 30, 2018 and excludes:

●	4,479,465 shares of common stock issuable upon the exercise of warrants outstanding, with a weighted average price of $5.275 per share;

●	861,039 shares of our common stock issuable upon the exercise of options outstanding as part of our 2014 Stock Incentive Plan with a weighted average price of $6.69 per share;

●	5,628 shares of our common stock reserved for future issuance under our 2014 Stock Plan and 2,000,000 shares of our common stock reserved for future issuance under our 2018 Stock Incentive Plan;

●	100,667 shares of common stock and warrants to purchase 100,667 shares of common stock, at an exercise price of $9.00 per share, each issued or issuable pursuant to certain units, in the form of a unit purchase option agreement, with a price of $9.00 per unit;

●	4,434,590 shares of common stock issuable upon the exercise of common warrants to be issued to investors in this offering at an exercise price of $ per share; and

●	310,422 shares (or 356,985 shares if the underwriter’s option to purchase additional securities is exercised in full) of our common stock issuable upon exercise of the warrants being issued to the underwriter in connection with this offering.

Except as otherwise indicated herein, all information in this prospectus, including the number of shares that will be outstanding after this offering, does not assume or give effect to the exercise of options or warrants outstanding as of June 30, 2018 and assumes no sale of any pre-funded units in this offering.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise by the underwriter of its option to purchase additional securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus or the documents incorporated herein by reference regarding our strategy, future operations, future product research or development, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “goals,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this prospectus include, but are not limited to, statements about:

●	our need for, and ability to raise, additional capital;

●	the number, designs, results and timing of our clinical trials;

●	the regulatory review process and any regulatory approvals that may be issued or denied by the FDA or other regulatory agencies;

●	the commercial success and market acceptance of any of our products and product candidates that are approved for marketing in the United States or other countries;

●	the accuracy of our estimates of the size and characteristics of the markets that may be addressed by our products and product candidates;

●	our ability to manufacture sufficient amounts of our product candidates for clinical trials and our products for commercialization activities;

●	our need to secure collaborators to license, manufacture, market and sell any products for which we receive regulatory approval in the future;

●	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

●	the medical benefits, effectiveness and safety of our products and product candidates;

●	the safety and efficacy of medicines or treatments introduced by competitors that are targeted to indications which our products and product candidates have been developed to treat;

●	our current or prospective collaborators’ compliance or non-compliance with their obligations under our agreements with them; and

●	other factors discussed elsewhere in this prospectus.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly under “Risk Factors” on page 8 of this prospectus and the documents incorporated herein that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.

You should read this prospectus, the documents incorporated herein by reference and the documents that we have filed as exhibits to this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus. You also should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risk factors discussed and incorporated by reference in this prospectus and the documents incorporated herein.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks described below and those discussed under the Section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2017, which is incorporated by reference in this prospectus, together with the information included in this prospectus and documents incorporated by reference herein, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risk Related to this Offering

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our existing securityholders, which could adversely affect the market price of shares of our common stock and our business.

We will require additional financing to fund future operations, including our research, development, sales and marketing activities. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of our existing securityholders, which could adversely affect the market price of our common stock and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of our existing securityholders, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us which could have a materially adverse effect on our business.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock included in the units or issuable upon exercise of the common warrants or pre-funded warrants in this offering.

Since the effective price per share of common stock included in the units or issuable upon exercise of the common warrants or the pre-funded warrants being offered is substantially higher than the net tangible book deficit per share of our common stock outstanding prior to this offering, you will suffer immediate and substantial dilution in the net tangible book value of the common stock included in the units or issuable upon the exercise of the common warrants or the pre-funded warrants issued in this offering. See the section titled “Dilution” on page 19 for a more detailed discussion of the dilution you will incur if you purchase units in this offering.

Issuances of shares of our common stock or securities convertible into or exercisable for shares of our common stock following this offering, as well as the exercise of outstanding options and warrants, will dilute your ownership interests and may adversely affect the future market price of our common stock.

The issuance of additional shares of our common stock or securities convertible into or exchangeable for our common stock could be dilutive to stockholders if they do not invest in future offerings. We intend to use the net proceeds from this offering for the continued clinical development of our product candidates, Mino-Lok and Hydro-Lido, and for other general corporate purposes, which may include working capital, research and development expenditures, the funding of in-licensing agreements for product candidates, additional technologies or other forms of intellectual property, expenditures relating to manufacturing infrastructure and other capital expenditures and general and administrative expenses. We may seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements, which may cause your ownership interest to be diluted.

In addition, we have a substantial number of options and warrants to purchase shares of our common stock outstanding, which will be significantly increased by the number of pre-funded warrants and common warrants issued in the offering. If these securities are converted or exercised, you may incur further dilution. Moreover, to the extent that we issue additional convertible notes, convertible preferred stock, options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

There is no public market for the common warrants or the pre-funded warrants in this offering.

There is no established public trading market for the common warrants or the pre-funded warrants in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or the pre-funded warrants on any national securities exchange or other nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the common warrants and the pre-funded warrants will be limited.

The common warrants and the pre-funded warrants in this offering are speculative in nature.

Neither the common warrants nor the pre-funded warrants in this offering confer any rights of common stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price and, with respect to the common warrants, during a fixed period of time. Specifically, commencing on the date of issuance, holders of the common warrants may exercise their right to acquire the common stock and pay an exercise price of $            per share, subject to certain adjustments, prior to the expiration of the common warrants on the fifth anniversary of the original issuance date, at which time the common warrants would be automatically exercised on a cashless basis. Commencing on the date of issuance, holders of the pre-funded warrants may exercise their right to acquire the common stock and pay an exercise price of $0.01 per share, subject to certain adjustments, at any time until the pre-funded warrants are exercised in full. Moreover, following this offering, the market value of the common warrants and the pre-funded warrants, if any, is uncertain and there can be no assurance that the market value of the common warrants or the pre-funded warrants will equal or exceed their imputed offering price. Neither the common warrants nor the pre-funded warrants will be listed or quoted for trading on any market or exchange. There can also be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the common warrants, and consequently, whether it will ever be profitable for holders of the common warrants to exercise the common warrants.

A significant portion of our total outstanding shares are eligible to be sold into the market, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market, either by us or by our current stockholders, or the perception that these sales could occur, could cause a decline in the market price of our securities. Such sales, along with any other market transactions, could adversely affect the market price of our common stock.

Upon completion of this offering, based on our shares outstanding as of June 30, 2018, we will have 15,111,812 shares of common stock outstanding based on the issuance and sale of 4,434,590 units in this offering, assuming no sale of any pre-funded units. Of these shares, 4,298,575 are subject to a contractual lock-up with the underwriter for this offering for a period of 90 days following this offering. These shares can be sold, subject to any applicable volume limitations under federal securities laws, after the earlier of the expiration of, or release from, the 90-day lock-up period. The balance of our outstanding shares of common stock, including any shares of common stock included in units or issuable upon the exercise of the common warrants and pre-funded warrants purchased in this offering other than shares acquired by our current stockholders who are also subject to the contractual lock-up, may be resold into the public market immediately without restriction, unless owned or purchased by our affiliates.

As of June 30, 2018, there were an aggregate of 4,479,465 shares subject to outstanding warrants, many of which shares we have registered under the Securities Act of 1933, as amended (the “Securities Act”). These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates to the extent applicable.

As of June 30, 2018, there were 861,039 shares subject to outstanding options that are issuable under our 2014 Equity Incentive Plan, all of which shares we have registered under the Securities Act of 1933, as amended (the “Securities Act”) on a registration statement on Form S-8. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates, to the extent applicable.

Our management will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, and our stockholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. See “Use of Proceeds” on page 11 of this prospectus for a description of our proposed use of proceeds from this offering.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $8,800,000, based on an assumed offering price of $2.255 per unit, which was the closing price of our common stock on the Nasdaq Capital Market on August 2, 2018, and assuming the sale of 4,434,590 units and no sale of any pre-funded units in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued pursuant to this offering. If the underwriter exercises its option to purchase additional securities in full, we estimate that the net proceeds will be approximately $10,165,000, assuming an offering price of $2.255 per unit, and assuming no sale of any pre-funded units in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued pursuant to this offering.

The actual offering price per unit and pre-funded unit, as applicable, will be as determined between us and the underwriter at the time of pricing, and may be at a discount to the current market price of our common stock. These estimates exclude the proceeds, if any, from the exercise of common warrants in this offering. If all of the common warrants sold in this offering were to be exercised in cash at an assumed exercise price of $              per unit, we would receive additional net proceeds of approximately $                  million. However, the common warrants contain a cashless exercise provision that permit exercise of the common warrants on a cashless basis (i) at any time where there is no effective registration statement under the Securities Act covering the issuance of the underlying shares or (ii) on the expiration date of the common warrant. We cannot predict when or if these common warrants will be exercised or whether they will be exercised for cash. It is possible that these common warrants may be exercised solely on a cashless basis.

A $0.25 increase or decrease in the assumed public offering price of $2.255 per unit, which was the closing price of our common stock on the Nasdaq Capital Market on August 2, 2018, would increase or decrease the net proceeds to us from this offering by $1,019,956, assuming that the number of units offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriter discounts and commissions and estimated offering expenses payable by us, assuming no sale of any pre-funded units and excluding the proceeds, if any, from the exercise of the common warrants issued pursuant to this offering.

Similarly, each increase or decrease of 500,000 units offered by us would increase or decrease the net proceeds to us by approximately $1,037,300, assuming the assumed public offering price of $2.255 per unit remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming no sale of any pre-funded units and excluding the proceeds, if any, from the exercise of the common warrants issued pursuant to this offering.

We intend to use the net proceeds from the sale of our common stock by us under this prospectus for general corporate purposes, including our Phase 3 clinical Mino-Lok trial for the treatment of catheter related bloodstream infections and our Phase 2b clinical trial of Hydro-Lido cream for the treatment of hemorrhoids, and working capital and capital expenditures.

MARKET FOR COMMON STOCK

Prior to August 3, 2017, our common stock traded under the ticker symbol “CTXR.QB” on the OTCQB Venture Market operated by OTC Markets Group, Inc. (the “OTCQB”). On August 3, 2017, our common stock began trading on the Nasdaq Capital Market, under the symbol “CTXR”.

The following table sets forth the range of the high and low bid quotations of our common stock for the periods shown, as reported by the OTCQB through August 2, 2017, and the high and low sale prices as reported on the Nasdaq Capital Market beginning on August 3, 2017. The OTCQB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Year Ended September 30, 2016
	High	Low
First Quarter	$27.75	$15.00
Second Quarter	$37.50	$23.25
Third Quarter	$37.50	$11.70
Fourth Quarter	$18.00	$8.70

	Year Ending September 30, 2017
	High	Low
First Quarter	$14.85	$2.55
Second Quarter	$14.62	$5.40
Third Quarter	$11.40	$4.75
Fourth Quarter	$6.37	$2.60

	Year Ending September 30, 2018
	High	Low
First Quarter	$5.49	$2.56
Second Quarter	$4.60	$2.50
Third Quarter	$3.12	$2.14
Fourth Quarter (through August 2, 2018)	$3.15	$2.255

On August 2, 2018, the closing price as reported on the Nasdaq Capital Market of our common stock was $2.255. As of August 2, 2018, there were 101 holders of record of our common stock.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and our Board of Directors presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Board of Directors in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. Nevada law prohibits us from declaring dividends where, if after giving effect to the distribution of the dividend:

●	we would not be able to pay our debts as they become due in the usual course of business; or

●	except as otherwise specifically allowed by our articles of incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

Our Board of Directors has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences over the holders of our common stock as to payment of dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018:

●	on an actual basis; and

●	on an as adjusted basis to give further effect to our sale of 4,434,590 units in this offering at an assumed public offering price of $2.255 per unit, the closing price for our common stock on the Nasdaq Capital Market on August 2, 2018, assuming no sale of any pre-funded units in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued pursuant to this offering.

Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 11, 2018, which is incorporated by reference into this prospectus.

	As of March 31, 2018
	Actual	As
	(Unaudited)	Adjusted

Cash	$5,007,865	$13,807,856
Preferred stock – $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding
Common stock - $0.001 par value; 200,000,000 shares authorized; 10,667,222 shares issued and outstanding at March 31, 2018; with 15,101,812 shares issued and outstanding as adjusted	10,667	15,102
Additional paid-in capital	58,880,055	67,675,620
Accumulated deficit	(35,389,016)	(35,389,016)
Total Stockholders’ Equity	23,501,706	32,301,706
Total Capitalization	$23,501,706	$32,301,706

(1)	Each $0.25 increase or decrease in the assumed public offering price per unit would increase or decrease the amount of cash and cash equivalents, working capital, total assets, and total stockholders’ equity by approximately $1,019,956, assuming the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us of $400,000. We may also increase or decrease the number of units offered in this offering. Each increase or decrease of 500,000 units offered by us would increase or decrease the as adjusted amount of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $1,037,300 assuming that the assumed public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and the underwriter at pricing, and assumes no sale of pre-funded units or exercise of the underwriter’s over-allotment option.

The foregoing table and calculations are based on 10,667,222 shares of our common stock outstanding as of March 31, 2018, and excludes:

●	4,479,465 shares of common stock issuable upon the exercise of warrants, with a weighted average price of $5.275 per share;

●	861,039 shares of our common stock issuable upon the exercise of options outstanding under our 2014 Stock Incentive Plan with a weighted average price of $6.69 per share.

●	5,628 shares of our common stock reserved for future issuance under our 2014 Stock Plan and 2,000,000 shares of our common stock reserved for future issuance under our 2018 Stock Incentive Plan;

●	100,667 shares of common stock and warrants to purchase 100,667 shares of common stock, at an exercise price of $9.00 per share, each issued or issuable pursuant to certain units, in the form of a unit purchase option agreement, with a price of $9.00 per unit;

●	4,434,590 shares of common stock issuable upon the exercise of common warrants to be issued to investors in this offering at an exercise price of $ per share; and

●	310,422 shares of common stock (or 356,985 shares if the underwriter’s option to purchase additional securities is exercised in full) of our common stock issuable upon exercise of the warrants being issued to the underwriter in connection with this offering.

FINANCIAL STATEMENTS

Please see Part II, Item 8 in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed with the SEC on December 13, 2017, which is incorporated herein by reference, for the following financial statements:

●	Report of Independent Registered Public Accounting Firm

●	Consolidated Balance Sheets as of September 30, 2017 and 2016

●	Consolidated Statements of Operations for the years ended September 30, 2017, 2016 and 2015

●	Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended September 30, 2017, 2016 and 2015

●	Consolidated Statements of Cash Flows for the years ended September 30, 2017, 2016 and 2015

●	Notes to Consolidated Financial Statements

See also Part I, Item 1 in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 11, 2018, which is incorporated herein by reference, for the following financial statements:

●	Condensed Consolidated Balance Sheets as of March 31, 2018 and September 30, 2017 (Unaudited)

●	Condensed Consolidated Statements of Operations for the three and six months ended March 31, 2018 and 2017 (Unaudited)

●	Condensed Consolidated Statement of Changes in Stockholders’ Equity for the six months ended March 31, 2018 (Unaudited)

●	Condensed Consolidated Statements of Cash Flows for the six months ended March 31, 2018 and 2017 (Unaudited)

●	Notes to Condensed Consolidated Financial Statements (Unaudited)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Please see Item 7 in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed with the SEC on December 13, 2017, and Item 2 in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 11, 2018, both of which are incorporated herein by reference, for our management’s discussion and analysis of financial condition and results of operations for the respective periods.

BUSINESS

Please see Item 1 in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 filed with the SEC on December 13, 2017, which is incorporated herein by reference, for a discussion of our business.

Employees

As of June 30, 2018, the Company had seven employees and various consultants providing support. Through our consulting and collaboration arrangements, and including our Scientific Advisory Board, we have access to more than 30 additional professionals, who possess significant expertise in business development, legal, accounting, regulatory affairs, clinical operations and manufacturing. We also rely upon a network of consultants to support our clinical studies and manufacturing efforts.

Properties

We maintain our offices at 11 Commerce Drive, First Floor, Cranford, NJ 07016. We do not intend to expand our operations for the foreseeable future and do not intend to lease additional space.

Legal Proceedings

We are not involved in any litigation that we believe could have a material adverse effect on our financial position or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of our executive officers, threatened against or affecting our company or our officers or directors in their capacities as such.

MANAGEMENT

Please see “Election of Directors” and “Information Regarding the Board and its Committees” in our proxy statement on Schedule 14A for our 2018 Annual Meeting of Stockholders, filed with the SEC on December 13, 2017, which is incorporated herein by reference, for information regarding our board and directors. Please see “Executive Officers of Citius” in Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed with the SEC on December 13, 2017, which is incorporated herein by reference, for information regarding our executive officers.

Participation in this Offering

At least one of our directors has indicated an interest in purchasing up to approximately $2,000,000 worth of units in this offering at the public offering price and other directors may do so as well. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter may sell more, less or no units in this offering to any of these persons, or any of these persons may determine to purchase more, less or no units in this offering. The underwriter will receive the same underwriting discounts and commissions and other compensation on any units purchased by these persons as they will on any other units sold to the public in this offering.

EXECUTIVE AND DIRECTOR COMPENSATION

Please see the sections captioned “Election of Directors — Director Compensation,” “Compensation Discussion and Analysis,” “Executive Compensation,” and “Election of Directors — Compensation Committee Interlocks and Insider Participation” in our proxy statement on Schedule 14A for our 2018 Annual Meeting of Stockholders, filed with the SEC on December 13, 2017, which is incorporated herein by reference, for a discussion of executive and director compensation.

TRANSACTIONS WITH RELATED PERSONS

Please see “Election of Directors — Transactions with Related Persons” in our proxy statement on Schedule 14A for our 2018 Annual Meeting of Stockholders, filed with the SEC on December 13, 2017, which is incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned as of June 30, 2018 by (i) each person or group as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) believed by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our current directors and executive officers as a group. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned Prior to Offering		Common Stock Beneficially Owned After the Offering
	Shares (2)	%(3)	Shares	%
Directors and Named Executive Officers:
Myron Holubiak (4)	566,164	5.28%	566,164	3.74%
Leonard Mazur (5)	4,785,219	40.75%	4,785,219	29.58%
Jaime Bartushak (6)	95,213	*	95,213	*
Suren Dutia (7)	26,667	*	26,667	*
Dr. William Kane (8)	25,405	*	25,405	*
Howard Safir (8)	25,405	*	25,405	*
Carol Webb (8)	25,405	*	25,405	*
Eugene Holuka (9)	15,749	*	15,749	*
All current executive officers and directors as a group (8 persons)	5,565,224	46.59%	5,565,224	33.98%

5% or Greater Stockholders:
Sabby Volatility Warrant Master Fund, Ltd. (10)	1,257,281	11.14%	1,257,281	8.00%
Craig Drill Capital, L.P. (11)	751,018	6.90%	751,018	4.90%
Dr. Reinier Beeuwkes (12)	606,991	5.67%	606,991	4.01%
Geoffrey C. Clark (13)	603,413	5.63%	603,413	3.98%
Citius Special Purpose Fund, LLC (14)	596,390	5.43%	596,390	3.87%

*	Less than 1%.

(1)	The address for our officers and directors is c/o of the Company, 11 Commerce Drive, First Floor, Cranford, New Jersey 07016.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 2018 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(3)	Percentage based on 10,677,222 shares of common stock issued and outstanding at June 30, 2018.

(4)	Consists of (i) 519,882 shares of common stock, (ii) 26,667 shares of common stock issuable upon exercise of options and (iii) a warrant to purchase 19,615 shares of common stock.

(5)	Consists of (i) 3,718,340 shares of common stock, (ii) 220,000 shares of common stock issuable upon exercise of options and (iii) warrants to purchase an aggregate of 846,879 shares of common stock.

(6)	Consists of (i) 60,353 shares of common stock and (ii) 34,860 shares of common stock issuable upon exercise of options.

(7)	Consists of 26,667 shares of common stock issuable upon exercise of options.

(8)	Consists of 25,405 shares of common stock issuable upon exercise of options.

(9)	Consists of 15,749 shares of common stock issuable upon exercise of options.

(10)	Based on a Schedule 13G filed with the SEC on March 29, 2018 by Sabby Volatility Warrant Master Fund, Ltd. Includes warrants to purchase 608,553 shares of common stock. The warrants held by Sabby are subject to a beneficial ownership limitation of 4.99%, which does not permit Sabby to exercise that portion of the warrants that would result in Sabby and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the beneficial ownership limitation. Sabby Management, LLC, the investment manager of Sabby Volatility Warrant Master Fund, Ltd. (“Sabby Volatility”), has discretionary authority to vote and dispose of the shares held by Sabby Volatility and may be deemed to be the beneficial owner of these shares. Hal Mintz, in his capacity as manager of Sabby Management, LLC, may also be deemed to have investment discretion and voting power over the shares held by Sabby Volatility. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The business address of Sabby Volatility Warrant Master Fund Ltd. is c/o Sabby Management LLC, 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458.

(11)	Consists of (i) 374,012 shares of common stock and warrants to purchase 147,704 shares of common stock held by Craig Drill Capital, L.P. and (ii) 163,900 shares of common stock and warrants to purchase 65,402 shares of common stock held by Craig Drill Capital II, L.P. Craig Drill Capital, LLC shares voting and investment powers with respect to the shares held by Craig Drill Capital, L.P. and Craig Drill Capital II, L.P. Craig A. Drill is the managing member of Craig Drill Capital, L.P., Craig Drill Capital II, L.P. and Craig Drill Capital, LLC. Each of the reporting persons disclaims beneficial ownership of such shares, except to the extent of their proportionate pecuniary interest therein, if any. The address is 724 Fifth Avenue, 9th Floor, New York, New York 10019.

(12)	Consists of 570,628 shares of common stock and warrants to purchase 36,363 shares of common stock. Reinier Beeuwkes resigned as an executive officer and director upon completion of the Reverse Acquisition on September 12, 2014. His address is 1360 Monument Street, Concord, MA 01742.

(13)	Beneficial ownership consists of 567,050 shares of common stock and warrants to purchase 36,363 shares of common stock. Geoffrey Clark is the trustee of Geoffrey C. Clark Revocable Trust, and in such capacity he is deemed to hold voting and dispositive power over the 495,471 shares of common stock held by such entity. Geoffrey Clark resigned as an executive officer and director upon completion of the Reverse Acquisition on September 12, 2014. His address is 152 Middle Street, Portsmouth, NH 03801.

(14)	Consists of 281,698 shares of common stock and warrants to purchase 314,692 shares of common stock. Joe McGowan is the control person of Citius Special Purpose Fund, LLC, and in such capacity he is deemed to hold voting and dispositive power over the securities held by such entity. His address is 90 Park Avenue, 17th Floor, New York, NY 10046.

DILUTION

If you invest in our securities in this offering, your ownership interest will be diluted immediately to the extent of the difference between the effective public offering price per share of our common stock included in the units or issuable upon exercise of the pre-funded warrants and the as adjusted net tangible book deficit per share of our common stock after this offering.

Our net tangible book value as of March 31, 2018 was $2,514,910 or approximately $0.2358 per share. Net tangible book value per share represents our total tangible assets (excluding goodwill and in-process research and development) less total liabilities divided by the number of shares of common stock outstanding as of March 31, 2018.

After giving effect to our sale of 4,434,590 units in this offering at an assumed public offering price of $2.255 per unit, the closing price of our common stock on the Nasdaq Capital Market on August 2, 2018, assuming no sale of any pre-funded units in this offering, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued pursuant to this offering, our as adjusted net tangible book value as of March 31, 2018 would have been $11,314,910, or $0.7492 per share. This represents an immediate increase in net tangible book value per share of $0.5135 to existing stockholders and immediate dilution of $1.5058 per share to new investors purchasing units in this offering. Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per unit paid by new investors. The following table illustrates this dilution on a per share basis:

Assumed public offering price per unit		$2.2550
Net tangible book value per share as of March 31, 2018	$0.2358
Increase per share attributable to new investors	$0.5135
As adjusted net tangible book value per share after this offering		$0.7492
Dilution per share to new investors in the offering		$1.5058

Each $0.25 increase or decrease in the assumed public offering price of $2.255 per unit, the closing price of our common stock on the Nasdaq Capital Market on August 2, 2018, would increase (decrease) our as adjusted net tangible book value per share after this offering by approximately $0.0675, and the dilution per share to new investors purchasing units in this offering by $1.6882 or $1.3233, respectively, assuming the number of units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us of $400,000. We may also increase or decrease the number of units to be offered in this offering. Each increase or decrease of 500,000 units offered by us would increase (decrease) our as adjusted net tangible book value per share by $0.0425, and the dilution per share to new investors purchasing units in this offering by $1.4633 or $1.5511, respectively, assuming that the assumed public offering price remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the common warrants issued pursuant to this offering. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and the underwriter at pricing.

If the underwriter exercises its option to purchase additional securities in full, and assuming no sale of any pre-funded units in this offering, the as adjusted net tangible book value per share after this offering would be $0.8042 per share, the increase in net tangible book value per share to existing stockholders would be $0.5684 per share and the dilution to new investors purchasing units in this offering would be $1.4508 per share.

The foregoing table and calculations are based on 10,667,222 shares of our common stock outstanding as of March 31, 2018, and excludes:

●	4,479,465 shares of common stock issuable upon the exercise of warrants outstanding with a weighted average price of $5.275 per share;

●	861,039 shares of our common stock issuable upon the exercise of options outstanding as part of our 2014 Stock Incentive Plan with a weighted average price of $6.69 per share;

●	5,628 shares of our common stock reserved for future issuance under our 2014 Stock Plan and 2,000,000 shares of our common stock reserved for future issuance under our 2018 Stock Incentive Plan;

●	100,667 shares of common stock and warrants to purchase 100,667 shares of common stock, at an exercise price of $9.00 per share, each issued or issuable pursuant to certain units, in the form of a unit purchase option agreement, with a price of $9.00 per unit;

●	4,434,590 shares of common stock issuable upon the exercise of common warrants to be issued to investors in this offering with an exercise price of $ per share; and

●	310,422 shares (or 356,985 shares if the underwriter’s option to purchase additional securities is exercised in full) of common stock issuable upon exercise of the warrants being issued to the underwriter in connection with this offering.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of Citius capital stock as of the date of this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our certificate of incorporation and our bylaws, and to the provisions of applicable Nevada law.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001, of which 10,677,222 shares were issued and outstanding as of June 30, 2018, and 10,000,000 shares of preferred stock, none of which are issued and outstanding. Our preferred stock and/or common stock may be issued from time to time without prior approval by our stockholders. Our preferred stock and/or common stock may be issued for such consideration as may be fixed from time to time by our Board of Directors. Our Board of Directors may issue such shares of our preferred stock and/or common stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

Common Stock

The Company, a Nevada corporation, is authorized to issue 200,000,000 shares of common stock, $0.001 par value per share. Each share of common stock shall have one vote per share for all purposes. The holders of a majority of the shares entitled to vote, present in person or represented by proxy shall constitute a quorum at all meetings of our stockholders. Our common stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of the Board of Directors.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore as well as any distributions to the security holder. We have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.

In the event of a liquidation, dissolution or winding up of our company, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Board of Directors is authorized to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, as well as to fix the designation and any preferences, conversion and other rights and limitations of such series. These rights and limitations may include voting powers, limitations as to dividends, and qualifications and terms and conditions of redemption of the shares of each such series.

Options

On September 12, 2014, our stockholders approved the Company’s 2014 Stock Incentive Plan (the “2014 Plan”), which provides for the award of stock options, stock appreciation rights, restricted stock and other equity awards for up to an aggregate of 866,667 shares of common stock. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2014 Plan will be added back to the shares of common stock available for issuance under the 2014 Plan.

On February 7, 2018, our stockholders approved the Company’s 2018 Omnibus Stock Incentive Plan, (the “2018 Plan”), which provides for the award of stock options, stock appreciation rights, restricted stock and other equity awards for up to an aggregate of 2,000,000 shares of common stock. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2018 Plan will be added back to the shares of common stock available for issuance under the 2018 Plan.

The 2018 Stock Plan is administered by the Compensation Committee of our Board of Directors, but the Board of Directors may exercise any of the powers and authority of the Committee. The Committee has the authority to determine, within the limits of the express provisions of the 2018 Stock Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards. The Committee may grant awards to any employee, director or consultant providing services to our Company or any of our affiliates.

In the event of any corporate event or transaction that results in a change in the capital structure of our Company, including a change resulting from a stock dividend or stock split, or combination or reclassification of shares, the Committee is empowered to make such equitable adjustments with respect to awards or any provisions of the 2018 Stock Plan as it deems necessary and appropriate, including, if necessary, any adjustments in the kind of shares issuable under the 2018 Stock Plan, the maximum number of shares of common stock subject to the 2018 Stock Plan, the number of shares of common stock subject to and the exercise price of an outstanding award, or the maximum number of shares that may be subject to one or more awards granted to any one recipient during a calendar year.

As of June 30, 2018, we had outstanding options to purchase an aggregate of 861,039 shares of our common stock at a weighted average exercise price of $6.69 per share. Of these, an aggregate of 567,653 are exercisable. The remainder has vesting requirements. There are 5,628 shares of our common stock reserved for future issuance under our 2014 Stock Plan and 2,000,000 shares reserved for future issuance under our 2018 Stock Plan.

Unit Purchase Options

On April 7, 2017, the Company issued a three-year Unit Purchase Option Agreement for the purchase of 38,000 units at a purchase price of $9.00 per unit. Each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $9.00 per share which expires on the earlier of three years after exercise of the Unit Purchase Option Agreement or April 7, 2023.

On June 29, 2017, the Company issued a three-year Unit Purchase Option Agreement for the purchase of 62,667 units at a purchase price of $9.00 per unit. Each unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $9.00 per share which expires on the earlier of three years after exercise of the Unit Purchase Option Agreement or June 29, 2022.

Warrants

As of June 30, 2018, we had outstanding warrants to purchase an aggregate of 4,479,465 shares of our common stock at a weighted average price of $5.275 per share, with a weighted average remaining life of 3.85 years.

Trading Market

The shares of our common stock are currently quoted on the Nasdaq Capital Market under the symbol “CTXR”.

Transfer Agent

The transfer agent of our common stock is VStock Transfer, LLC. Their address is 18 Lafayette Place, Woodmere, NY 11598.

Nevada’s Anti-Takeover Law and Provisions of Our Articles of Incorporation and Bylaws

Acquisition of Controlling Interest Statutes. Nevada’s “acquisition of controlling interest” statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our articles of incorporation and bylaws currently contain no provisions relating to these statutes, and unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of June 30, 2018, we have [113] record stockholders and do not have 100 stockholders of record with Nevada addresses appearing on our stock ledger. If these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholders Statutes. Nevada’s “combinations with interested stockholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless (i) the corporation’s Board of Directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the Board of Directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between the corporation and an “interested stockholder”. Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. We have not included any such provision in our articles of incorporation.

The effect of these statutes may be to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our Board of Directors

Articles of Incorporation and Bylaws. Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, these provisions include:

●	the authorization of 10,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be established and shares of which may be issued by our Board of Directors at its discretion from time to time and without stockholder approval;

●	limiting the removal of directors by the stockholders;

●	allowing for the creation of a staggered Board of Directors;

●	eliminating the ability of stockholders to call a special meeting of stockholders; and

●	establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at stockholder meetings.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i) up to 4,434,590 units, each unit consisting of one share of our common stock and one common warrant to purchase one share of our common stock, or (ii) up to 4,434,590 pre-funded units, each pre-funded unit consisting of one pre-funded warrant to purchase one share of our common stock and one common warrant to purchase one share of our common stock. For each pre-funded unit we sell, the number of units we are offering will be decreased on a one-for-one basis. The share of common stock and accompanying common warrant included in each unit will be issued separately, but cannot be purchased separately, and the pre-funded warrant to purchase one share of common stock and the accompanying common warrant included in each pre-funded unit will be issued separately, but cannot be purchased separately. Units or pre-funded units will not be issued or certificated. We are also registering the shares of common stock included in the units and the shares of common stock issuable from time to time upon exercise of the pre-funded warrants included in pre-funded units and common warrants included in the units and the pre-funded units offered hereby.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” on page 20 of this prospectus.

Common Warrants

The following is a summary of all material terms and provisions of the common warrants that are being offered hereby, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of common warrant for a complete description of the terms and conditions of the common warrants.

Duration and Exercise Price

Each common warrant offered hereby will have an exercise price equal to $                 . The common warrants will be immediately exercisable and may be exercised until the fifth anniversary of the issuance date, at which time they will be automatically exercised on a cashless basis. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The common warrants will be issued separately from the common stock or pre-funded warrants sold as part of the units or pre-funded units, respectively, and may be transferred separately immediately thereafter. Common warrants will be issued in certificated form only.

Exercisability

The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s common warrants to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants.

Cashless Exercise

If, at the time a holder exercises its common warrants, a registration statement registering the issuance of the shares of common stock underlying the common warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the common warrant. The common warrants will be automatically exercised on a cashless basis on the expiration date.

Fundamental Transactions

In the event of any fundamental transaction, as described in the common warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a common warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the common warrant is exercisable immediately prior to such event. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its common warrants at their fair value using the Black Scholes option pricing formula; provided, however, such holder may not require us or our successor entity to repurchase the common warrants for the Black Scholes value solely in connection with a fundamental transaction that is not approved by our board of directors, and therefore not within our control.

Transferability

Subject to applicable laws and a standard legend with regard to restriction on transfer only in compliance with a public offering or an available exemption therefrom, the common warrant may be transferred at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the common warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the common warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the common warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the common warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the common warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of common warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s common warrants.

Waivers and Amendments

No term of the common warrants may be amended or waived without the written consent of the holder of such warrant.

Pre-Funded Warrants

The following is a summary of all material terms and provisions of the pre-funded warrants that are being offered hereby, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Pre-funded warrants provide any purchaser in this offering with the ability to purchase pre-funded units (each pre-funded unit consisting of one pre-funded warrant to purchase one share of our common stock and one common warrant to purchase one share of our common stock) in lieu of units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock (or, at the election of the purchaser, 9.99%). This is accomplished through purchasing pre-funded warrants at a price equal to the purchase price for units, less $0.01, which $0.01 is the exercise price for the pre-funded warrants. Each pre-funded warrant is exercisable into one share of our common stock as offered hereunder. Thus, the purchaser is paying essentially the purchase price for a unit at closing of the offering but is not deemed to beneficially own the shares of common stock included in the units until the purchaser exercises the pre-funded warrant. Once purchased, the purchase price of the pre-funded warrants is not refundable. While the pre-funded warrants permit waiver of provisions by us and the holder of the pre-funded warrants, this would not affect the pre-funding as that is the purchase price of the instrument which is paid at the time of closing and becomes part of our proceeds received from this offering. In addition, the pre-funded warrants are perpetual and do not have an expiration date.

Duration and Exercise Price

Each pre-funded warrant will have an outstanding exercise price per share equal to $0.01. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The pre-funded warrants will be issued separately from the accompanying common warrants included in the pre-funded units, and may be transferred separately immediately thereafter.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding common stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded units in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock.

Cashless Exercise

If, at the time a holder exercises its pre-funded warrants, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the pre-funded warrants to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to exercise its pre-funded warrants on a cashless basis and receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the pre-funded warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a pre-funded warrant, the holder will have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the pre-funded warrant is exercisable immediately prior to such event.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of common stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the pre-funded warrants on any securities exchange or nationally recognized trading system, and we do not expect an active trading market to develop. We do not intend to list the pre-funded warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of the holder’s ownership of shares of our common stock, such holder of pre-funded warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises such holder’s pre-funded warrants.

UNDERWRITING

We have entered into an underwriting agreement dated                    , 2018, with H.C. Wainwright & Co., LLC, as underwriter of this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus,                    units and                     pre-funded units.

A copy of the form of underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The units and pre-funded units we are offering are being offered by the underwriter subject to certain conditions specified in the underwriting agreement.

We have been advised by the underwriter that it proposes to offer the units and pre-funded units directly to the public at the public offering price set forth on the cover page of this prospectus. Any units or pre-funded units sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $            per unit or pre-funded unit. At least one of our directors has indicated an interest in purchasing units in this offering and other directors may so so as well, which would reduce the number of units sold to the general public. However, because indications of interest are not binding agreements or commitments to purchase, these persons may determine not to purchase any units in this offering.

The underwriting agreement provides that the underwriter’s obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement. The underwriter is obligated to purchase and pay for all of the units and/or pre-funded units offered by this prospectus if any of these units and/or pre-funded units are purchased, other than those shares of common stock and/or common warrants covered by the option to purchase additional securities described below.

No action has been taken by us or the underwriter that would permit a public offering of units or pre-funded units in any jurisdiction where action for that purpose is required. None of the units or pre-funded units included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the units or pre-funded units be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of the units or pre-funded units and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the units or pre-funded units in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

Underwriting Discounts, Commissions and Expenses

We have agreed to pay an underwriter discount equal to 8% of the aggregate gross proceeds raised in this offering.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional securities.

Total
	Per Unit	Per Pre-funded Unit	Without Option Exercise	With Full Option Exercise
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

We estimate the total expenses payable by us for this offering to be approximately $1,200,000, assuming no sale of any pre-funded units, which amount includes (i) an assumed underwriting discount of $800,000 (920,000 if the underwriter’s option to purchase additional securities is exercised in full) based upon the assumed public offering price of $2.255 per unit (the closing price of our common stock on the Nasdaq Capital Market on August 2, 2018), (ii) $40,000 non-accountable expense allowance payable to the underwriter, (iii) reimbursement of the accountable expenses of the underwriter equal to $100,000, including the legal fees of the underwriter being paid by us, (iv) a management fee payable to the underwriter equal to 1% of the gross proceeds of the offering, and (v) other estimated expenses of approximately $160,000 which include legal, accounting, printing costs and various fees associated with the registration and listing of our shares.

We have paid an advance of $40,000 to the underwriter, which will be applied against accountable expenses that will be paid by us to the underwriter in connection with this offering, which advance will be refunded to us to the extent not actually incurred by the underwriter in the event this offering is terminated.

Underwriter Warrants

We have agreed to issue to the underwriter warrants to purchase a number of shares of our common stock equal to 7.0% of the aggregate number of shares of common stock (i) included within the units, (ii) issuable upon the exercise of the pre-funded warrants included within the pre-funded units sold in this offering and (iii) included in the option to purchase additional securities. The underwriter warrants will have a term of five years from the effective date of this prospectus and an exercise price per share equal to 125% of the public offering price for the shares sold in this offering. Pursuant to FINRA Rule 5110(g), the underwriter warrants and any shares issued upon exercise of the underwriter warrants shall not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of our reorganization; (ii) to any FINRA member firm participating in the offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction set forth above for the remainder of the time period; (iii) if the aggregate amount of our securities held by the underwriter or related persons do not exceed 1% of the securities being offered; (iv) that is beneficially owned on a pro rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund and the participating members in the aggregate do not own more than 10% of the equity in the fund; or (v) the exercise or conversion of any security, if all securities remain subject to the lock-up restriction set forth above for the remainder of the time period.

Right of First Refusal

We have also granted the underwriter, for a period of 12 months from the closing date of this offering, a right of first refusal to act as sole book-running manager, sole underwriter, or sole placement agent for each and every future public or private equity or debt offering by us or any of our successors or subsidiaries. We have also agreed to a tail fee equal to the cash and warrant compensation in this offering if any investor to which the underwriter introduced us with respect to this offering during the term of its engagement provides us with further capital in a public or private offering or capital raising transaction, with certain exceptions, during the 12-month period following termination of our engagement of the underwriter.

Option to Purchase Additional Securities

We have granted the underwriter the option to purchase up to 665,188 additional shares of common stock at a purchase price of $              per share and/or common warrants to purchase up to an aggregate of 665,188 shares of common stock at a purchase price of $0.01 per common warrant with an exercise price of $              per share, less the underwriting discounts and commissions. The underwriter may exercise its option at any time, and from time to time, within 30 days from the date of this prospectus. If any additional securities are purchased pursuant to the option to purchase additional shares of common stock and/or common warrants, the underwriter will offer these securities on the same terms as those on which the other securities are being offered hereby.

Nasdaq Capital Market Listing

Our stock is currently traded on the Nasdaq Capital Market under the symbol “CTXR.” On August 2, 2018, the closing price of our common stock was $2.255 per share.

Lock-up Agreements

Our officers and directors have agreed with the underwriter to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed in the underwriting agreement, subject to certain exceptions, to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the closing of this offering. The underwriter may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

●	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriter may be required to make for these liabilities.

Determination of Offering Price

The actual offering price of the securities we are offering will be negotiated between us and the underwriter based on the trading of our common stock prior to the offering, among other things, and may be at a discount to the current market price.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriter, if any, participating in this offering and the underwriter may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus form a part, has not been approved or endorsed by us or the underwriter, and should not be relied upon by investors.

Other Relationships

The underwriter acted as our placement agent in connection with our registered direct offerings and concurrent private placements we consummated in December 2017 and March 2018, for which it received compensation.

The underwriter and its respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter has received, or may in the future receive, customary fees and commissions for these transactions.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Wyrick Robbins Yates & Ponton, LLP, Raleigh, North Carolina. Certain legal matters in connection with this offering will be passed upon for the underwriter by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York.

EXPERTS

The financial statements of Citius Pharmaceuticals, Inc. incorporated by reference into this prospectus at September 30, 2017 and 2016, and for each of the three years in the period ended September 30, 2017, have been audited by Wolf & Company, P.C., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.citiuspharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 11 Commerce Drive, First Floor, Cranford, New Jersey 07016, (908) 967-6677.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” We are incorporating by reference the documents listed below, which we have already filed with the SEC, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, prior to the termination of the offering:

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed with the SEC on December 13, 2017;

●	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, filed with the SEC on February 14, 2018;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 11, 2018;

●	our Current Reports on Form 8-K filed with the SEC on October 10, October 24, October 31, November 7 (two filings), November 9, December 1 (other than Item 7.01 thereto) and December 19, 2017, and February 9, February 15, March 29, July 9, and August 1, 2018;

●	our proxy statement on Schedule 14A for our 2018 Annual Meeting of Stockholders, filed with the SEC on December 13, 2017; and

●	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 28, 2017.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to you, on written or oral request, a copy of any filing or report incorporated by reference, including exhibits to the document. You should direct any requests for documents to Citius Pharmaceuticals, Inc., 11 Commerce Drive, First Floor, Cranford, New Jersey 07016, (908) 967-6677, Attention: Jaime Bartushak.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Citius Pharmaceuticals, Inc.

Up to 4,434,590 Units (each Unit contains one Share of Common Stock and one Common Warrant to purchase one Share of Common Stock)

Up to 4,434,590 Pre-funded Units (each Pre-funded Unit contains one Pre-funded Warrant to

Purchase one Share of Common Stock and one Common Warrant to purchase one Share of Common Stock)

 4,434,590 Shares of Common Stock Underlying the Pre-funded Warrants and

 4,434,590 Shares of Common Stock Underlying the Common Warrants

PRELIMINARY PROSPECTUS

Sole Book-Running Manager

H.C. Wainwright & Co.

                       , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee and FINRA filing fee.

Expense	Amount Paid or to be Paid
SEC registration fee	$5,583
FINRA filing fee	$7,550
Printing expenses	$10,000
Legal fees and expenses	$175,000
Accounting fees and expenses	$40,000
Miscellaneous expenses	$161,597
Total	$400,000

Item 14. Indemnification of Directors and Officers.

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

During the year ended September 30, 2015, we sold an aggregate of 189,136 units at $8.10 per unit and an aggregate of 13,333 units at a price of $9.00 per unit, for gross proceeds of $1,652,000. Each unit consists of one share of common stock and one five-year warrant (the “Investor Warrants”) to purchase one share of common stock at an exercise price of $9.00. The Investor Warrants will be redeemable by the Company at a price of $0.015 per Investor Warrant at any time subject to the conditions that (i) the common stock has traded for twenty (20) consecutive trading days with a closing price of at least $22.50 per share with an average trading volume of 3,333 shares per day and (ii) the Company provides 20 trading days prior notice of the redemption and the closing price of the common stock is not less than $17.55 for more than any 3 days during such notice period and (iii) the underlying shares of common stock are registered.

During the year ended September 30, 2016, the Company sold an additional 290,000 units for a purchase price of $8.10 per unit and 17,778 units for a purchase price of $9.00 per unit for gross proceeds of $2,509,000. Each unit consists of one share of common stock and one Investor Warrant (see description above).

On March 22, 2016, the Company sold 333,333 shares of common stock at $9.00 per share to its Chairman of the Board, Leonard Mazur, for gross proceeds of $3,000,000.

In February 2017, the Company completed a private placement offering (the “2016 Offering”) and sold 128,017 units at $6.00 per unit for gross proceeds of $768,100. Each unit consisted of (i) one share of common stock and (ii) a five-year warrant to purchase one share of common stock at an exercise price of $8.25 per share.

On June 7, 2017, the Company entered into a release agreement with the placement agent for the 2016 Offering. The placement agent consented to future financings and waived certain covenants contained in the 2016 Offering agreements. As consideration for the release, the Company issued 6,668 shares of common stock to the placement agent.

On June 8, 2017, the Company entered into release agreements with the investors in the 2016 Offering where each investor released the Company from the restrictions included in the unit purchase agreements. In exchange, the Company agreed that (i) in the event that a financing is conducted at a price per share or price per unit lower than $6.00, then the Company will issue additional shares to each investor sufficient to effectively reprice the sale of the 2016 Offering units to the lower price and in the event that the financing is conducted at a price per share or price per unit less than the $8.25 exercise price of the warrants issued in the 2016 Offering then the exercise price of the warrants shall be reduced to the lower price. On August 8, 2017, the Company completed an underwritten public offering (the “2017 Offering) and issued 58,191 shares of common stock to the investors in the 2016 Offering to reprice the sale of the 2016 Offering units to $4.125 per unit and repriced the 2016 Offering Warrants to an exercise price of $4.125 per share.

Mr. Mazur has also loaned the Company $4,710,000 pursuant to convertible promissory notes. On August 8, 2017, these notes and accrued interest of $76,240 were converted into 1,547,067 shares of common stock at a price of $3.09 per share as part of the 2017 Offering.

On December 19, 2017, we sold warrants to purchase up to an aggregate of 640,180 shares of our common stock. Subject to certain ownership limitations, the warrants are exercisable immediately upon issuance at an exercise price equal to $4.63 per share of common stock, subject to adjustments as provided under the terms of the warrants. The warrants are exercisable for five and a half years from the issuance date. The Company paid the placement agent for the offering a fee of 7% of the gross proceeds totaling $420,566 and issued the placement agent 89,625 immediately exercisable five-year warrants at $5.8656 per share. The Company also reimbursed the placement agent for $85,000 in expenses and incurred $20,000 in other expenses. Net proceeds from the offering were $5,482,523.

On March 29, 2018, we sold warrants to purchase up to an aggregate of 669,504 shares of our common stock. Subject to certain ownership limitations, the warrants are exercisable immediately upon issuance at an exercise price equal to $2.86 per share of common stock, subject to adjustments as provided under the terms of the warrants. The warrants are exercisable for five and a half years from the issuance date. The Company paid the placement agent for the offering a fee of 7% of the gross proceeds totaling $139,893 and issued the placement agent 46,866 immediately exercisable five-year warrants at $3.73125 per share. The Company also reimbursed the placement agent for $85,000 in expenses and incurred $10,000 in other expenses. Net proceeds from the offering were $1,763,576.

The transactions described above were exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description of Document	Registrant’s Form	Dated	Exhibit Number	Filed Herewith
1.1	Form of Underwriting Agreement				X
2.1	Share Exchange and Reorganization Agreement, dated as of September 12, 2014 among the Company, Citius Pharmaceuticals, LLC, and the beneficial holders of the membership interests of Citius identified in the Agreement	8-K	9/18/2014	2.1
2.2	Agreement and Plan of Merger by and among the Company, SubCo and LMB dated March 30, 2016	8-K	4/5/2016	2.1
3.1	Amended and Restated Articles of Incorporation of the Company	8-K	9/18/2014	3.1
3.2	Certificate of Amendment to Articles of Incorporation of the Company, effective September 16, 2016	8-K	9/21/2016	3.1
3.3	Certificate of Amendment of the Amended and Restated Articles of Incorporation of Citius Pharmaceuticals, Inc. effective June 9, 2017	8-K	6/8/2017	3.1
3.4	Amended and Restated Bylaws of the Company	8-K	2/9/2018	3.1
4.1	Warrant Agent Agreement dated August 3, 2017 between Citius Pharmaceuticals, Inc. and VStock Transfer, LLC	8-K	8/4/2017	4.1
4.2	Form of Representative’s Warrant	8-K	8/4/2017	4.2
4.3	Form of Investor Warrant	8-K	3/29/2018	4.1
4.4	Form of Placement Agent Warrant	8-K	3/29/2018	4.2
4.5	Form of Common Stock Purchase Warrant				X
4.6	Form of Pre-Funded Common Stock Purchase Warrant				X
4.7	Form of Underwriter’s Common Stock Purchase Warrant				X
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP				X
10.1	Form of Subscription Agreement	8-K	9/18/2014	10.1
10.2	Form of Registration Rights Agreement	8-K	9/18/2014	10.2
10.3	Form of Investor Warrant	8-K	9/18/2014	10.3
10.4	Employment Agreement by and between the Company and Leonard Mazur dated September 12, 2014	10-K	12/29/2014	10.4
10.5	Amendment and Coordination Agreement dated November 15, 2011 by and between Prenzamax LLC, Akrimax Pharmaceuticals, LLC (“Akrimax”), Citius Pharmaceuticals LLC and Alpex Pharma S.A.	S-1/A	10/16/2015	10.5
10.6	Collaboration and License Agreement dated June 12, 2008 by and between Citius Pharmaceuticals, LLC and Alpex Pharma S.A.	S-1/A	10/16/2015	10.6
10.7	Consultant Services Agreement dated September 1, 2014 by and between Neeta Wadekar and the Company	S-1/A	10/16/2015	10.7
10.8	Exclusive License Agreement dated November 15, 2011 by and between Prenzamax, LLC and Citius Pharmaceuticals	S-1/A	10/16/2015	10.8
10.9	Product Development and Pilot Lot Manufacturing Proposal Version 01 by and between the Company and IGI, Inc. dated July 21, 2010	S-1/A	10/16/2015	10.9

Exhibit Number	Description of Document	Registrant’s Form	Dated	Exhibit Number	Filed Herewith
10.10	Supply Agreement dated November 15, 2011 by and between Prenzamax, LLC and Alpex Pharma S.A.	S-1/A	10/16/2015	10.10
10.11	Technical and Quality Agreement dated November 15, 2011 by and among Citius Pharmaceuticals LLC, Alpex Pharma S.A. and Akrimax Pharmaceuticals, LLC.	S-1/A	10/16/2015	10.11
10.12	Demand Promissory Note dated September 7, 2016 by and between Citius Pharmaceuticals, Inc. and Leonard Mazur	8-K	10/12/2016	10.1
10.13	Demand Promissory Note dated October 20, 2016 by and between Citius Pharmaceuticals, Inc. and Leonard Mazur	8-K	10/26/2016	10.1
10.14	2014 Stock Incentive Plan	10-Q	8/15/2016	10.1
10.15	Form of Citius 2014 Stock Incentive Plan Nonqualified Stock Option	10-Q	8/15/2016	10.2
10.16	Employment Agreement by and between the Company and Myron Holubiak executed March 30, 2016, effective March 1, 2016	8-K	4/5/2016	10.1
10.17	Subscription Agreement by and between the Company and Leonard Mazur dated March 21, 2016	8-K	4/5/2016	10.2
10.18	Voting Agreement by and among the Company, Leonard Mazur and certain other stockholders of the Company dated March 30, 2016	8-K	4/5/2016	10.3
10.19	Future Advance Convertible Promissory Note dated May 10, 2017 between Leonard Mazur and the Company	10-Q	5/15/2017	10.1
10.20	Conversion Agreement dated May 10, 2017 between Leonard Mazur and the Company	10-Q	5/15/2017	10.2
10.21	Amended and Restated Demand Convertible Promissory Note dated May 10, 2017 between Leonard Mazur and the Company	10-Q	5/15/2017	10.3
10.22	Form of Common Stock Purchase Warrant	10-Q	5/15/2017	10.4
10.23	Form of Unit Purchase Agreement	10-Q	5/15/2017	10.5
10.24	Placement Agency Agreement dated September 27, 2016 between Garden State Securities, Inc. and the Company	10-Q	5/15/2017	10.6
10.25	Amendment to Placement Agency Agreement dated November 23, 2016 between Garden State Securities, Inc. and the Company	10-Q	5/15/2017	10.7
10.26	Second Amendment to the Patent and Technology License Agreement dated March 20, 2017 between Novel Anti-Infective Technologies, LLC and Leonard-Meron Biosciences, Inc.	10-Q	5/15/2017	10.8
10.27	Release Agreement by and between Citius Pharmaceuticals, Inc. and Garden State Securities, Inc. dated June 7, 2017	8-K	6/13/2017	10.1
10.28	Form of Release Agreement by and between Citius Pharmaceuticals, Inc. and each investor dated June 8, 2017	8-K	6/13/2017	10.2
10.29	Employment Agreement dated November 27, 2017 between Jaime Bartushak and Citius Pharmaceuticals, Inc.	8-K	12/1/2017	10.1
10.30	Placement Agent’s Unit Warrant in favor of Merriman Capital, Inc.	S-1/A	12/29/2015	10.12
10.31	Release Agreement, dated November 7, 2017, between Citius Pharmaceuticals, Inc., and Aegis Capital Corp.	10-Q	2/14/2018	10.1
10.32	Citius Pharmaceuticals, Inc. 2018 Omnibus Stock Incentive Plan	10-Q	2/14/2018	10.2
10.33	Form of Securities Purchase Agreement, dated March 28, 2018, by and between Citius Pharmaceuticals, Inc. and the purchasers named therein	8-K	3/29/2018	10.1
10.34	Engagement letter, dated March 28, 2018, between Citius Pharmaceuticals, Inc. and H.C. Wainwright & Co., LLC	8-K	3/29/2018	10.2

Exhibit Number	Description of Document	Registrant’s Form	Dated	Exhibit Number	Filed Herewith
21	Subsidiaries	10-K	12/13/2017	21
23.1	Consent of Wolf & Company, P.C.				X
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1)				X
24.1	Power of Attorney (included on signature page)	S-1	07/27/2018	24.1

(b) Financial statement schedule.

None.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(h)

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, or SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cranford, State of New Jersey, on August 6, 2018.

CITIUS PHARMACEUTICALS, INC.

By:	/s/ Myron Holubiak
Name:	Myron Holubiak
Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Myron Holubiak	President and Chief Executive Officer	August 6, 2018
Myron Holubiak	(Principal Executive Officer)

/s/ Jaime Bartushak	Chief Financial Officer and Chief Accounting Officer	August 6, 2018
Jaime Bartushak	(Principal Financial Officer and Principal Accounting Officer)

/s/ Leonard Mazur	Executive Chairman, Board of Directors	August 6, 2018
Leonard Mazur

/s/ Suren Dutia*	Director	August 6, 2018
Suren Dutia

/s/ Carol Webb*	Director	August 6, 2018
Carol Webb

/s/ Dr. William Kane*	Director	August 6, 2018
Dr. William Kane

/s/ Howard Safir*	Director	August 6, 2018
Howard Safir

/s/ Dr. Eugene Holuka*	Director	August 6, 2018
Dr. Eugene Holuka

* By: /s/ Myron Holubiak
Myron Holubiak, Attorney-in-Fact